IN THE CIRCUIT COURT OF THE FIFTEENTH JUDICIAL CIRCUIT
IN AND FOR PALM COUNTY, FLORIDA

CUSTODIAN VENTURES, LLC
a Wyoming limited liability company,

CASE NO.: 502020CA013695XXXXMB
DIV: AB

Plaintiff,

v.

C2E ENERGY, INC., a dissolved
Florida corporation,

Defendant,
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ORDER ON MOTION FOR APPOINTMENT OF CUSTODIAN

THIS CAUSE came before the Court on February 9, 2021 on Plaintiff, CENTURY CUSTODIAN VENTURES, LLC's Motion for Appointment of Custodian and having reviewed the same, having reviewed Plaintiff's Shareholder's Verified Complaint for Equitable Relief Under Florida Statutes § 607.1434, having been advised that a Default has been entered against Defendant, C2E ENERGY, INC., a dissolved Florida corporation, having heard the arguments and representations of Plaintiff's counsel, and otherwise being fully advised in the premises, it is

ORDERED AND ADJUDGED that Plaintiff's Motion for Appointment of Custodian is GRANTED. David Lazar is hereby appointed as Custodian for the Defendant, and is empowered to evaluate the Defendant's financial status, to determine whether there are any options for corporate viability that could benefit the shareholders of the Defendant corporation, to reinstate the Defendant corporation with the Florida Secretary of State, and to re-establish its board of directors. The Custodian is also empowered to obtain copies of the Defendant corporation's shareholders records from its transfer agent, and

the corporation's transfer agent shall provide the Custodian with copies of the Defendant corporation's shareholders records in the transfer agent's possession, custody or control upon receiving a copy of this Order. Plaintiff shall be responsible for the custodianship's initial funding, and if the Custodian determines that the Defendant can be made viable, and the Defendant does in fact become viable, Plaintiff may apply to the Court to be reimbursed for the payments made or to be paid to the Custodian. Counsel for the Plaintiff shall furnish a copy of this Order to the Custodian. The Custodian's initial report shall be filed with the Court within sixty (60) days from the date of this Order.

DONE AND ORDERED in Chambers in West Palm Beach, Palm Beach County, Florida.

502020CA013695XXXXMB 02/10/2021
Janis Brustares Keyser Circuit Judge

502020CA013695XXXXMB 02/10/2021
Janis Brustares Keyser
Circuit Judge

Copies to: Stuart Reed, Esq.